Exhibit 12


       United Air Lines, Inc. and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                            Three Months Ended
                                                 March 31
                                            ------------------
                                            1999          1998
                                            ----          ----
                                               (In Millions)
Earnings:

   Earnings before income taxes            $ 116         $  89
   Losses of affiliates                        2             -
   Fixed charges, from below                 248           232
   Undistributed earnings of affiliates      (19)          (20)
   Interest capitalized                      (19)          (26)
                                            ----          ----
       Earnings                            $ 328         $ 275
                                            ====          ====

Fixed charges:

   Interest expense                        $  95         $  81
   Portion of rental expense representative
     of the interest factor                  153           151
                                            ----          ----
   Fixed charges                           $ 248         $ 232
                                            ====          ====

Ratio of earnings to fixed charges          1.32          1.19
                                            ====          ====
